                                                                   Exhibit 10.37

                                                         Date: November 11, 2003

To:     Tower Semiconductor Ltd.
        P.O. Box 619
        Migdal Haemek 23105
        Israel
        Fax: +972-4-654-7788
        Attention: Chief Executive Officer

Re:AMENDMENT NO.3 TO PAYMENT SCHEDULE OF SERIES A-5 ADDITIONAL PURCHASE OBLIGATIONS, WAIVER OF SERIES A-5 CONDITIONS, CONVERSION OF SERIES A-4 WAFER CREDITS AND OTHER PROVISIONS

Dear Sirs,

         With regard to the obligation of each party to this letter (a "Party") to exercise its Series A-5 Additional Purchase Obligations, as provided for in its Fab 2 Investment Agreements, as amended through the date hereof, including the MS 5 Agreement attached hereto as Exhibit A (the "Amendment") and the letters dated February 24, 2003 and April 14, 2003 (the "Prior Letters") (the Amendment and the Prior Letters, together, the "Former MS 5 Agreement"), all capitalized terms not defined herein shall be as defined in the Former MS 5 Agreement, each Party to this letter agreement ("Amendment No. 3") hereby agrees as follows, notwithstanding anything to the contrary set forth in the Former MS 5 Agreement:

         1. In the event that each of Bank Hapoalim B.M. and Bank Leumi-Le-Israel B.M. (the "Banks") and Tower shall have agreed to amend the terms of the Facility Agreement, dated January 18, 2001, as amended (the "Facility Agreement"), such that, inter alia, Tower's obligation to raise any additional financing pursuant to Section 16.27.2 of the Facility Agreement will be deferred until after December 31, 2003 (it being acknowledged that such obligation shall be increased to approximately $152,000,000 over and above the approximately $86,000,000 already raised pursuant to said Section 16.27.2) (the "Waiver") and all of Tower's Milestones, as such term is defined under the current Facility Agreement, will be waived or adjusted in accordance with the amended Business Plan Tower has adopted and submitted to the Banks, each Party hereto shall advance to the Company in one aggregate lump sum the remaining portion of each Party's respective First Installment and the total portion of each Party's respective Second Installment in the dollar amounts set forth with respect to such Party in Exhibit B hereto (the "Payments"), by no later

                                       1

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                  than three business days following the date the Company's
                  shareholders approve this Amendment No. 3 (the "Payment Date"); the date the Company's shareholders approve this Amendment No. 3 to be evidenced by a certificate delivered to each of the Parties and executed by Tower's CEO certifying the receipt of shareholder approval and the procurement of the Waiver.

         2. With respect to its remaining portion of the First Installment, each Party will be issued fully-paid and non-assessable ordinary shares of Tower equivalent to the aggregate of its remaining portion of the First Installment divided by $2.983 as set forth in the Amendment.

         3. With respect to the Second Installment, each Party will be issued fully-paid and non-assessable ordinary shares of Tower equivalent to the aggregate of the Second Installment divided by the price per share in a public offering for which a draft prospectus was filed with the SEC within ninety (90) days from the date hereof (the "Public Offering"; such price per share referred to herein as the "Public Offering Price Per Share"), provided however, that if such public offering is not consummated within one hundred and eighty (180) days from the date hereof, then each Party will be issued fully-paid and non-assessable ordinary shares of Tower equivalent to the aggregate of the Second Installment divided by the average trading price for the ordinary shares of Tower during the fifteen (15) consecutive trading days preceding the Payment Date (the "Second Installment Price Per Share"). Promptly following the transfer of the Payments, shares with respect to the First Installment will be issued as set forth above and, with respect to the Second Installment (assuming the transfer of the Payment with respect thereto), shares will be issued equivalent to the aggregate of the Second Installment divided by the Public Offering Price Per Share, or the Second Installment Price Per Share, as applicable, provided however that the number of shares issued in connection with the Second Installment may later be increased if the price per share with respect to the Second Installment is the Second Installment Price Per Share as described in Section 4 below.

         4. Provided that the price per share with respect to the Second Installment is the Second Installment Price Per Share, then following the completion of a Raising (as defined below) by Tower, and provided (1) that the price per share in such Raising is lower than the Second Installment Price Per Share, (the "Raising Price Per Share") and (2) that an Equity Raising shall not include (a) the Public Offering, (b) an offering of securities to all or substantially all of Tower's shareholders, and (c) any offering of securities in connection with a Safety Net Investment (as defined below), each party shall receive additional ordinary shares of Tower equivalent to the aggregate of its Second Installment divided by the Raising Price Per Share less the amount of shares already issued to it in connection with the Second Installment (the "Adjustment"). The term Raising shall mean the receipt of proceeds of at least $28 million from the sale, in one or more public or private offerings, of ordinary shares of the Company or securities convertible into ordinary shares of the Company that close prior to June 30, 2004 (an "Equity Raising"). Should the Raising be achieved through multiple Equity Raisings, the Raising Price Per Share shall be the lowest price per share of the various Equity Raisings, provided that such Equity Raising shall generate proceeds of at least $10 million. Should the price per share not be determinable in the case of a public or private offering of securities convertible into ordinary shares as aforesaid, the parties hereto shall agree on a financial expert to determine the price per share.

         5.       WAFER CREDITS.

                  5.1 Each Party that is a Wafer Partner agrees, notwithstanding any conflicting provision in any other agreement in the past, that it shall not be reimbursed or refunded for any credits in its respective Pre-Paid Wafer Accounts (the "Credits") and will only utilize, or be credited against actual orders for Credits made after December 31, 2006, other than as set forth in Section 5.2 below and except with respect to purchase orders issued before the date hereof utilizing wafer credits.

                  5.2 For each quarterly period commencing on January 1, 2004 and ending December 31, 2006 (the "Credit Period"), Tower shall provide a written report within five business (5) days after the end of each quarter (a "Credit Report") to each Party that is a Wafer

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                  Partner setting forth the amount of Credits that could have been utilized against the actual payment for wafers manufactured at Fab 2 during the relevant quarter (the "Quarterly Credit Amount"). Within five (5) business days from the receipt of a Credit Report, each Party that is a Wafer Partner shall have the option to convert all or a portion of its respective Quarterly Credit Amount (the "Converted Quarterly Credit Amount") into validly issued, fully-paid and non-assessable ordinary shares of Tower equivalent to the aggregate of the Converted Quarterly Credit Amount divided by the average trading price for the ordinary shares of Tower during the fifteen (15) consecutive trading days preceding the last day of the relevant quarter. Any Party that is a Wafer Partner exercising such option shall notify Tower in writing that it is exercising such option and of the Converted Quarterly Credit Amount; such notice shall be irrevocable. All portions of the Quarterly Credit Amount which are not converted as described above (the "Non-Converted Credits"), shall accrue interest at a rate per annum equal to three-month LIBOR plus 2.5% through December 31, 2007 (the "Credit Interest Amount") from the end of the relevant quarter. The Credit Interest Amount shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year. The respective quarterly Credit Interest Amount will be paid to each Party who is a Wafer Partner within five (5) business days after the last day of the subsequent quarter following the issuance of the relevant Credit Report, while the aggregate principal amount of the Non-Converted Credits shall be repaid to such Wafer Partner in one lump sum on December 31, 2007.

                  5.3 Effective as of December 31, 2005, each Wafer Partner that is a Party hereto has an option to convert all of the then remaining Series A-4 Credits (the "Remaining Series A-4 Credits") into validly issued, fully-paid and non-assessable ordinary shares of Tower equivalent to the amount of the Remaining Series A-4 Credits divided by the average trading price for the ordinary shares of the Company during the fifteen (15) consecutive trading days preceding December 31, 2005 (the "Conversion Price"), provided that such Party provides Tower advance written notice to convert all or a portion of the Remaining Series A-4 Credits no earlier than December 31, 2005 and by no later than January 31, 2006 (the "Conversion Notice"). The Conversion Notice shall be irrevocable. Tower hereby agrees to issue to each Wafer Partner that provides it with a Conversion Notice the ordinary shares to be issued in connection with its exercise of the Remaining Series A-4 Credits promptly after its receipt of such Conversion Notice. To the extent that the Remaining Series A-4 Credits which are converted into ordinary shares pursuant to this Section 5.3 above is equivalent to or greater than an aggregate of 5% of Tower's issued and outstanding share capital on January 31, 2006 (not including shares issued pursuant to a Conversion Notice), Tower hereby undertakes to prepare and file a registration statement, within a reasonable time following the issuance of the ordinary shares to the Wafer Partners in connection with the aforementioned conversion of the Remaining Series A-4 Credits, for the distribution of rights to all of Tower's shareholders other than the Wafer Partners but including Israel Corporation Technologies (IC Tech) Ltd. ("IC Tech"), to purchase additional shares in Tower at a price per share equivalent to the Conversion Price. Tower shall use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and the Israel Securities Authority as soon as reasonably practicable after filing thereof with the Securities and Exchange Commission and the Israel Securities Authority.

                  5.4 For the removal of doubt, the amount of Credits that may be utilized or credited as set forth in Section 5.1 above and the amount of Credits that could have been utilized during the Credit Period as described in Section 5.2 above shall be subject to the conditions that Credits issued in connection with the execution of the Series A-3 Additional Purchase Obligations and the Series A-4 Credits may be credited or utilized against purchases at a rate of 7.5% until June 30, 2005, and, thereafter, 15% with respect to all Credits.

         6. EXTENSION OF LOCK-UP PERIOD. Subject to the following sentence, all of the parties to the CSA hereby agree to amend the definition of Initial Restricted Period set forth in the CSA to read as follows: "From the date of this Agreement and until the end of five years from the Closing." Notwithstanding the previous sentence, 30% of the amount of all shares in Tower that each party to the CSA holds at the end of three years from the Closing (the "Third Anniversary Date") (including the 1.2 million shares that may be transferred during this period pursuant to Section 3 of the CSA, all securities purchased by the parties hereto in connection with Tower's rights offering of September 2002, shares issued in connection with the Payments (if issued following the Third Anniversary Date), and all ordinary shares issued to the Wafer Partners upon the conversion of their Credits in accordance with Section 4 above), shall be exempt from the transfer restrictions in effect during the Initial Restricted Period as redefined herein (all capitalized terms in this section as defined in the CSA, unless redefined herein). The Subsequent Restricted Period shall commence five years from the Closing and shall end seven years from the Closing.

         7. REGISTRATION RIGHTS. No later than 120 (one hundred and twenty) days from the date Safety Net Investments are made by any of the Parties, Tower shall prepare and file a registration statement on Form F-3 covering a resale offering by such Parties of securities purchased in the framework of a Safety Net Investment and shall use its reasonable efforts to cause the registration statement to be declared effective by the SEC. It is agreed that Section 2.7 of the Registration Rights Agreement, dated January 18, 2001 shall apply to the above mutatis mutandis.

                  Each Party hereby agrees not to exercise any of the rights granted to it under Sections 2 and 3 of the Registration Rights Agreement, prior to the earlier of (i) December 31, 2005 and (ii) such date that Tower has fulfilled all of its obligations to raise any additional financing pursuant to
                  Section 16.27.2 of the Facility Agreement.

                  Each Party agrees that notwithstanding Section 13 of the Registration Rights Agreement, they shall not sell, sell any option, or otherwise transfer or dispose of any of Tower's ordinary shares or other securities for a period of 180 days from the date the prospectus in connection with the Public Offering is declared effective, without the prior written consent of Tower and any underwriters of the Public Offering, other than pursuant to a granting of an option to a service provider of such Party to purchase Tower's ordinary shares which are held by a Party, provided that the terms of such grant are that the service provider shall not exercise or sell, or otherwise transfer or dispose of such option during the aforementioned 180 day period Each Party additionally agrees to enter into an agreement with the underwriters to such effect and acknowledge that the underwriters in connection with such registration statement are intended third party beneficiaries of this provision. It is further agreed that in order to enforce the foregoing covenant, Tower may impose stop-transfer instructions with respect to the securities held by each Party until the end of such 180 day period.

         8. The advancement of the Payments shall be subject to the satisfaction of the condition set forth in paragraph 1 above and the approval of Tower's shareholders of this Amendment No. 3 and the Investment Center not having informed the Company that it is not continuing its funding of the Fab 2 project.

         9. All provisions of the Former MS 5 Agreement not amended or modified hereby shall remain unchanged.

         10. In addition to the above, each of The Israel Corporation, IC Tech and the Wafer Partners which are parties hereto acknowledge and consent to the following proposed terms of an amendment to the Facility Agreement summarily outlined in
                  Section 1 above, in this Section 10 below and to the undertaking of Tower set forth in Exhibit C hereto (Exhibit C being incorporated into this Section 10 by reference).

                  I. Should Tower fail to meet its financing obligations under Section 16.27.2 of the Facility Agreement, the Banks will have the option (the "Option") to require that The Israel Corporation (or IC Tech) invest in Tower an amount equal to 50/93 of the difference actually raised towards such a financing obligation and what was to be raised (up to an aggregate amount of $50 million) (the "Safety Net Investment"). Following the receipt by Tower of the Safety Net Investment, the Banks will increase the total amount which may be drawn under the credit facility by up to $43 million (based on a ratio of $43 made available for every $50 of Safety Net Investments made), which will be repayable no later than the earlier of (i) December 31, 2007 and (ii) three years from the date the loan is drawn.


                  The parties hereby agree that the giving by TIC of the undertakings to the Banks described in this Section 10(I) shall not vest any rights in Tower, its shareholders or any third party vis-a - vis TIC nor create any obligations in favour of Tower, any of its shareholders or any third party.

                  II. Following certain triggering events such as the commencement of bankruptcy or receivership proceedings against Tower which are ordered by a court of competent jurisdiction or the prior determination of an arbitrator, mutually appointed by the Banks and Tower, that a bankruptcy or receivership order would be issued by a court against Tower were a petition to be filed with a court of competent jurisdiction or, an order providing for creditor protection is issued, the parties shall cooperate with a firm offer made by a potential investor (the "Outside Offeror") to purchase shares of Tower at a price in the offer (the "Outside Offer"). If the Outside Offer is accompanied by an opinion of a reputable investment banking firm that the Outside Offer is fair to Tower, then Tower shall thereafter procure a rights offering to invest up to 60% of the amount of the Outside Offer on the same terms.

                           If a condition of the Outside Offer is to purchase at least a majority of Tower's shares (the "Minimum Threshold Amount"), the rights offering will be limited to allow for this, unless Israel Corporation Technologies (ICTech) Ltd. and the Wafer Partners (other than QuickLogic) (the "Investing Parties") agree to exercise all of their rights in a rights offering and to purchase shares in a subsequent private placement so as to ensure that the full amount of the Outside Offer is invested in Tower. If such commitment is not obtained, the rights offering shall be limited to no more than 49% of the Outside Offer (the "Investor Portion"); provided, however, that each of the Investing Parties that exercised its rights in the rights offering shall be entitled to purchase any amounts of the Investor Portion unsubscribed for by the other Investing Parties in an amount which is pro rata to such over-subscribing Investing Party's then holdings in Tower.

                           Each Party acknowledges that the Banks are willing to enter into an amendment to the Facility Agreement (known as the "Seventh Amendment") and to advance further sums to Tower (notwithstanding that the Banks are not obliged to do so as of the date hereof under the Facility Agreement) upon the execution of the Seventh Amendment (i.e., prior to the closing and effectiveness of said Seventh Amendment) in full reliance upon the Parties consenting to the terms summarily outlined in Sections 1, 10(I) and 10(II) above as well as, the restrictions on the utilization of Credits described in Sections 5.1 and 5.2 above and each Party agreeing to advance its Payment by no later than three business days following the date the Company's shareholders approve this Amendment No. 3. Each Party hereby consents to, and irrevocably undertakes and agrees to vote or cause shares beneficially owned by it to be voted, at any general meeting of Tower in favour of the approval of this Amendment No. 3, the Seventh Amendment, which shall include, inter alia, the aforementioned terms summarily outlined above and described in Exhibit C hereto, and such other documents or transactions that need to be approved in connection therewith. Each Party hereby consents to the provision of an undertaking by The Israel Corporation or IC Tech to provide the Safety Net Investment following the request of the Banks, in the sole discretion of the Banks, upon the terms summarily outlined above and described in Exhibit C hereto. Each Party hereby consents to the giving of undertakings with respect to an Outside Offer upon the terms summarily outlined above. Without derogating from the foregoing, each Party undertakes to perform all actions reasonably required to ensure the implementation of the Option (if exercised), the Safety Net Investments and an Outside Offer.

                                    [end of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first above written.

/s/ Carmel Vernia                       /s/ Yossi Rosen
------------------------------          ----------------------------------------
TOWER SEMICONDUCTOR LTD.
                                        ISRAEL CORPORATION TECHNOLOGIES
                                        (ICTech) LTD.
By: Carmel Vernia
    --------------------------

                                        By: Yossi Rosen
/s/ Eli Harari                              ------------------------------------
------------------------------          /s/ Ron Shelton
SANDISK CORPORATION                     ----------------------------------------
                                        ALLIANCE SEMICONDUCTOR CORPORATION

By: Eli Harari
    --------------------------
                                        By: Ron Shelton
/s/ Miin C. Wu                              ------------------------------------
--------------------------------
MACRONIX INTERNATIONAL CO., LTD.

By: Miin C. Wu
    -------------------------

For the purposes of Section 10 above:

THE ISRAEL CORPORATION LTD.

By: /s/ Yossi Rosen
    --------------------------

                                    EXHIBIT A

                                  MS5 AGREEMENT

                                    EXHIBIT B

                                                    REMAINDER OF                                 TOTAL
      WAFER PARTNER OR EQUITY PARTNER            FIRST INSTALLMENT    SECOND INSTALLMENT        Payment
---------------------------------------------    -----------------    ------------------    ----------------
SanDisk Corp.                                    $       2,318,670    $        4,400,280    $      6,718,950
Alliance Semiconductor Corp.                     $       2,318,670    $        4,400,280    $      6,718,950
Macronix International Co., Ltd.                 $       2,318,670    $        4,400,280    $      6,718,950
Israel Corporation Technologies (ICTech) Ltd.    $       1,545,254    $        2,933,336    $      4,478,590

                                    EXHIBIT C

The Israel Corporation Ltd. (the "SAFETY NET OBLIGOR")
Bank Hapolaim B.M.
Bank Leumi Le-Israel B.M.

Dear Sir or Madam,

                  Re: UNDERTAKING TO COMPLETE RIGHTS OFFERING

         We irrevocably undertake that should we fail to meet any of our financing obligations under clause 16.27.2 of the Facility Agreement by and among Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M. (together: "the Banks") and us, dated January 18, 2001, as amended (the "Facility Agreement") and should the Banks send a Contribution Notice (as defined in the Facility Agreement), as amended by the Seventh Amendment thereto and subject to the terms of the Facility Agreement, provided that the Safety Net Undertaking has not been terminated, we will complete a rights offering (subject to compliance with applicable laws) (a "Rights Offering") within three months of the date of the Contribution Notice on the following terms:

         - The amount of a Rights Offering shall not be less than the amount required under the Contribution Notice, which amount shall not exceed the difference between what we were obliged to raise under clause 16.27.2 through the date of said Contribution Notice and the amount actually raised (the "Amount to be Raised").

         - We will offer convertible securities to all of our shareholders in units comprised of convertible debentures ("CD" or "CDs", as applicable) convertible into, and warrants (the "Warrants" and, together with the CDs the "Units") exercisable for, our ordinary shares such that the Warrants included in each unit will be exercisable for a number of shares equal to 45% of the number of shares which may be issued on the basis of an assumed conversion of the CDs included in such units.

         - The CDs will contain such terms and conditions so as to constitute Equity Convertible Debentures (as defined in the Facility Agreement), save that clause 1.118(a) of the Facility Agreement shall not apply and no deposit shall be required to be made pursuant to clause 1.118(e) of the Facility Agreement, and, for the removal of doubt, the amount of which shall not be limited, and subject to such other terms as set forth in the Facility Agreement. We shall pay all stamp tax (if due), VAT on interest and linkage differentials relating to the CD's.

         - Each CD will bear interest at the rate of 6% per year; 1% interest will be payable once a year and the balance of such interest (5%) will accrue until the maturity of the CDs on a compound basis, which maturity shall be a date no earlier than December 31, 2009, any such payment of principal and interest to be subject to the terms and conditions of the Facility Agreement.

         - The CDs will be convertible into our ordinary shares (principal and compounded interest) at a rate equal to the Amount to be Raised plus the accumulated unpaid interest at such time of conversion divided by the lower of: (a) 50% discount of the trading price for the ordinary shares of Tower on Nasdaq (or such other stock exchange or quotation system on which Tower's ordinary shares are listed in the event that they cease to be traded on Nasdaq) (Nasdaq or such alternative stock exchange or quotation system, the "Stock Exchange") at the close of trading on the trading day immediately prior to the date of the prospectus relating to the Rights Offering or
                  (b) 50% discount of the average trading price for the ordinary shares of Tower on the Stock Exchange during the fifteen (15) consecutive trading days preceding the date of the prospectus relating to the Rights Offering.

         - Each Warrant will be exercisable into one of our ordinary shares at such exercise price which is equivalent to 80% of the lower of: (a) the trading price for the ordinary shares of Tower on the Stock Exchange at the close of trading on the trading day immediately prior to the date of the prospectus relating to the Rights Offering or (b) the average trading price for the ordinary shares of Tower on the Stock Exchange during the fifteen (15) consecutive trading days preceding the date of the prospectus relating to the of the Rights Offering.

         - The Warrants shall expire five years from their date of issuance.

         - In consideration of the Safety Net Obligor's commitment to execute the Safety Net Investment, we shall pay such Safety Net Obligor a fee to be agreed to between us and the Safety Net Obligor, provided that (a) the terms of such fee are approved by our audit committee and board of directors and (b) said fee shall be satisfied only by the issue of Warrants exercisable into shares of the Company.

We understand and agree that the Safety Net Obligor will procure that it or Safety Net Investors will invest in Tower in accordance with Section 3.2 of the Safety Net Undertaking (as defined in the Facility Agreement) addressed to the Banks and agree to take all actions to facilitate compliance by the Safety Net Obligor with the Safety Net Undertaking, including but not limited to, if necessary, increasing the authorized capital and completing a private placement on substantially the same terms and conditions that would have applied to the Rights Offering, if necessary. We hereby agree that the giving by the Safety Net Obligor of its Undertaking to the Banks shall not vest any rights in us, our shareholders or any third party nor any obligations in favour of us, our shareholders or any third party.

We confirm that should we fail to file a registration statement with the United States Securities and Exchange Commission ((hereinafter: the "SEC") within 12 (twelve) Business Days of the date a Contribution Notice is given by the Banks as described in Section 3.1 above, or fail promptly to respond, to the satisfaction of the staff of the SEC, to SEC staff comments with respect to said registration statement, or fail promptly to take all actions required by all applicable jurisdictions in which shareholders of Tower are resident to qualify said rights offering in such jurisdiction, including, without limitation, Israel and applicable states within the United States, or otherwise fail to diligently proceed with the rights offering, and any such failure is attributed by us or our counsel to one or more legal impediments, then we or any of, the Company or the Banks may request that Aaron Lampert, Adv. (or failing him Cliff Felig, Adv.) (hereinafter: the "Expert"), within 2 (two) weeks of the date requested to do so by any of us, the Company and the Banks, confirm whether or not the Rights Offering may legally proceed, notwithstanding the legal impediment or impediments cited by us. We agree that if the Expert confirms that the Rights Offering may legally proceed, we undertake, pursuant to this undertaking, promptly to cure such failures, in consultation with the Expert, and complete the Rights Offering in accordance with this undertaking. We further undertake to bear the reasonable fees of, and reasonable costs incurred by, the Expert in providing his confirmation as aforesaid.

We further agree that we will indemnify the Safety Net Obligor and/or its subsidiary, Israel Corporation Technologies (ICTech) Ltd., jointly but not severally, (the "Indemnified Party"), subject to the Safety Net Undertaking coming into effect, from and against any claims, actions, suits, proceedings, damages and liabilities awarded thereunder and expenses in relation to such claims, actions, suits, or proceedings (including reasonable legal fees) based on a final judgment by a competent court which is not subject to appeal (the "Judgment") incurred by the Indemnified Party arising out of its giving the Safety Net Undertaking or the making of a Safety Net Investment (collectively, "Losses"). We shall not, however, be liable under the foregoing indemnity to the extent that any such Losses result from the gross negligence, willful misconduct, or bad faith of any of the Safety Net Obligor and/or Israel Corporation Technologies (ICTech) Ltd. The foregoing indemnity shall be limited to maximum payments aggregating no more than $100,000,000 (one hundred million US dollars) (the "Maximum Amount"), whose terms of payment are subject to the below conditions, and will be the exclusive monetary remedy of the Indemnified Party.

In addition to the condition that the maximum aggregate payments shall not exceed the Maximum Amount, payments under this indemnity shall be subject to the following conditions:

                  1) (a) On account of any requirement to make a payment to the Indemnified Party, we will pay to the Indemnified Party, within 60 (sixty) days from the date of the Judgment (the "Period"), in cash, equal to the Losses, up to the maximum aggregate amount of $25,000,000 (twenty five million US dollars) (the "Base Payment").

                           (b) If on account of any requirement to make a payment, the Base Payment does not satisfy our indemnification obligation hereunder with respect thereto (the "Completing Amount"), the Completing Amount will accrue interest from the date of the Judgment at a rate per annum equal to three-month LIBOR plus 2.5% (such interest accruing from day to day and calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year. Such interest and principal to be paid by us in equal installments, on the dates that we actually

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

                           pay the Banks in accordance with the repayment schedule for Loans (other than Safety Net Loans) (as such terms are defined in the Facility Agreement) beginning no earlier than the next repayment date following the date of the Judgment and ending on the Final Maturity Date (as such term is defined in the Facility Agreement) (as amended from time to time).

                  2) Notwithstanding anything herein, should we have adequate insurance that will cover an amount of any of our indemnification payment obligations, then we have the option to make any such payment in full or any lesser amount that we choose without regard to the conditions set forth in clause 1)(a) above, but at all times, without derogating from the condition that the maximum aggregate payments shall not exceed the Maximum Amount.

         If any of the Safety Net Obligor or Israel Corporation Technologies (ICTech) Ltd. becomes aware of any claim, action, suit, or proceeding which may give rise to a liability hereunder, such person will promptly give notice thereof to us in writing. Without our prior written consent, which shall not be unreasonably withheld, the Indemnified Party may not agree to any settlement or compromise of any claim, action, suit, or proceeding involving a payment for which it intends to seek indemnification hereunder. We will make our best commercial efforts to obtain insurance with respect to our aforegoing indemnification undertaking.

         We hereby confirm that all corporate action to be taken by us (including by our Board of Directors, Audit Committee and by our shareholders) in order to approve the contents of this undertaking has been duly and properly obtained or will be obtained prior to the Seventh Amendment Closing Date. Notwithstanding the previous sentence, this undertaking, including our indemnification obligations as set forth above, is subject to our obtaining shareholder approval in accordance with law.

         This undertaking is being made to you pursuant to clause 16.34 of the Facility Agreement.

Sincerely,

______________________________________
Carmel Vernia, Chairman and Acting CEO
Tower Semiconductor Ltd.

Acknowledged and agreed:

______________________________________
The Israel Corporation Ltd.

By: __________________________________

Title: _______________________________

Acknowledged and agreed:

______________________________________
Bank Hapoalim B.M.

By: __________________________________

Title: _______________________________

Acknowledged and agreed:

______________________________________
Bank Leumi Le-Israel B.M.

By: __________________________________

Title: _______________________________

           [Signature Page - Undertaking to Complete Rights Offering]


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